Exhibit 10.5
AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT
THIS AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT (the
“Agreement”) is entered into as of April 7, 2025 (the “Amendment Date”) by and between Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), and Scott Haralson (the “Participant”).
WHEREAS, the Participant was previously granted PSUs (as defined below) pursuant to the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS, such grant of PSUs was evidenced in that certain Performance Stock Unit Agreement (the “Prior Agreement”), dated as of June 17, 2024 (the “Grant Date”), by and between the Company and the Participant, in combination with the performance vesting terms attached as an exhibit to the Prior Agreement;
WHEREAS, the Company and the Participant desire to amend and restate the Prior Agreement (including the exhibits thereto) to clarify certain terms of the Award; and
WHEREAS, this Agreement shall supersede and completely replace the Prior Agreement as of the Amendment Date.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Grant and Acceptance of PSUs.
(a)The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the number of performance-vested restricted stock units (each a “Performance Stock Unit” or “PSU”) set forth on Exhibit A (the “Performance Vesting Terms”). The number of PSUs that the Participant actually earns will be determined by the level of achievement of the Performance Goals in accordance with the performance vesting terms contained in Exhibit A.
(b)The Participant must accept this Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award may be rescinded upon the action of the Company, in its sole discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Participant indicating availability for acceptance.
(c)This Agreement and the PSUs are subject to the terms and conditions of the Plan, which are incorporated by reference in this Agreement. Except as specifically provided herein, the terms of the Plan shall govern if there is any inconsistency between the terms of this Agreement and the terms of the Plan. Any capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan.
2.Performance Period and Goals; Vesting.
(a)Performance Period and Goals. The PSUs subject to this Agreement shall be eligible to performance-vest during the period commencing on the Grant Date and ending on June 17, 2029 (the “Performance Period”) based on achieving the goals set forth in Exhibit A (the “Performance Goals”). All determinations of whether Performance Goals have been achieved, the number of PSUs earned by the Participant, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion. When the Performance Goals have been achieved in accordance with the foregoing, the applicable PSUs shall be referred to as “Vesting Eligible PSUs”.

(b)Vesting. The PSUs are subject to forfeiture until they vest. Except as otherwise provided in this Agreement, any Vesting Eligible PSUs shall be deemed to fully vest (and the Restriction Period applicable to any such Vesting Eligible PSUs shall lapse) in approximately equal 1/3 increments on the first anniversary of the Grant Date, the second anniversary of the Grant Date and the third anniversary of the Grant Date (each, a “Vesting Date”), subject to the continued employment of the Participant by the Company or any Subsidiary from the Grant Date through each Vesting Date. The number of PSUs that vest and become payable under this Agreement shall be determined by the Company based on the level of achievement of the Performance Goals set forth in Exhibit A and shall be rounded to the nearest whole PSU.
(c)Forfeiture Due to Non-Achievement of Performance Goals. All PSUs that have not performance vested by the end of the Performance Period shall immediately be forfeited and cancelled.
(d)Termination of Employment.
(i)General. If the Participant’s employment terminates (whether by the Participant or by the Company or a Subsidiary) for any reason other than due to a “Good Leaver Termination” (as defined in that certain offer letter entered into by and between the Company and the Participant, dated May 29, 2024 (the “Offer Letter”)) or a termination due to death or Disability (and except as provided in Article IX of the Plan), then any outstanding PSUs shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.
(ii)Good Leaver Termination. If the Participant’s employment is terminated pursuant to a Good Leaver Termination, a number of PSUs shall time vest immediately upon such Good Leaver Termination equal to the number of PSUs that would have time vested on the next Vesting Date following the date of such Good Leaver Termination (assuming the Participant’s employment had continued through such Vesting Date). Any PSUs that fully vest on such termination shall be settled as provided in Section 3. Any unvested PSUs after giving effect to the preceding sentences and the Performance Vesting Terms shall immediately be forfeited and canceled effective as of the date of the Participant’s Good Leaver Termination.
(iii)Good Leaver Termination Following a Change in Control. Notwithstanding the foregoing, if the Participant’s employment is terminated pursuant to a Good Leaver Termination prior to the 2 year anniversary following the occurrence of a Change in Control, all then- outstanding PSUs (or, if, prior to the date of such Good Leaver Termination, the PSUs were assumed or substituted for an Alternative Award in connection with a Change in Control pursuant to Section 9.1 of the Plan, any such then-outstanding Alternative Award) shall fully vest (with all time vesting accelerating in full, and the Restriction Period, if any, shall lapse) immediately upon such Good Leaver Termination, with performance vesting based solely on the value of one share of Common Stock as of the date of such Change in Control. Any PSUs that vest pursuant to this Section 2(b)(iii) shall be settled as provided in Section 3.
(iv)Release Condition. The Participant shall be entitled to receive the accelerated vesting provided for in the foregoing Section 2(b)(ii) and (iii) of this Agreement only if the Participant executes and does not revoke a general release of claims in favor of the Company and its Subsidiaries, in a form to be provided by the Company, within sixty (60) days following (but in no event prior to) the date of such Good Leaver Termination.
(v)Death or Disability. If the Participant’s employment is terminated due to death or Disability prior to the end of the Performance Period, then the Participant or, as the case may be, the Participant’s estate, shall retain a portion of the PSUs evidenced by this Agreement equal to A – B, where “A” is the number of PSUs granted hereunder multiplied by a fraction (not to exceed one (1)), the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of termination, and the denominator of which is 1,095, and “B” is the number, if any, of PSUs that have fully vested as of such termination (the “Retained Award”), as provided in Section 6.6(a) of the Plan. Such Retained Award will remain outstanding and will be eligible to vest and settle as provided in

Section 3 and Exhibit A. Any remaining PSUs not included in the Retained Award after giving effect to the preceding sentences shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.
(vi)Change in Control. Notwithstanding the foregoing, upon a Change in Control, any outstanding PSUs shall be treated in accordance with the terms of Article IX of the Plan, provided, however, that if an Alternative Award is provided in accordance with Section 9.1 of the Plan that includes the double trigger vesting treatment upon a Participant’s involuntary termination without Cause as described in Section 9.1(c) of the Plan, such treatment will also apply in the event the Participant voluntarily terminates the Participant’s employment with the Company or a Subsidiary for Good Reason within the two-year period referenced therein. For such Alternative Award, “Good Reason” shall have the meaning set forth in the Offer Letter.
3.Certification and Settlement of PSUs.
(a)As soon as administratively feasible and no later than March 15 following the end of the calendar year in which any Performance Period ends, the Committee shall certify, in writing, whether or not, and to what extent, the Performance Goals for such Performance Period have been achieved. The date or dates on which the Committee makes such certification is referred to in this Agreement as the “Certification Date”.
(b)On or before the 30th day following the Vesting Date, the Company will issue to the Participant one share of Common Stock underlying each vested PSU (subject to Section 7(f) of this Agreement and Section 11.9 of the Plan in the case of PSUs that are “deferred compensation” subject to Code Section 409A).
4.Forfeiture for Competition, Financial Restatements, and Clawback.
(a)Notwithstanding anything in this Agreement to the contrary, the Participant agrees and acknowledges that the PSUs shall be subject to the forfeiture provisions contained in Section 6.7 of the Plan if, during the Covered Period, the Participant engages in Wrongful Conduct. In the event that the Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence, the Company restates any of its financial statements, then the PSUs will be subject to the forfeiture provisions contained in Section 6.8 of the Plan.
(b)The Participant hereby acknowledges and agrees that this Award and this Agreement (and any settlement of this Award) are subject to the terms and conditions of the Company’s clawback policies applicable to the Participant, as may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations (including applicable rules and regulations of any national securities exchange or national securities association on which the shares of Common Stock may be traded) (the “Compensation Recovery Policy”). Further, by receiving this Award, the Participant (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that the Participant is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include (but is not limited to) executing, completing and submitting any documentation necessary, or consenting to Company action, to facilitate the recovery or recoupment by the Company from the Participant of any such compensation or other amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

5.Issuance of Shares.
(a)The shares of Common Stock issued in settlement of the PSUs shall be registered in the Participant’s name, or, if applicable, in the names of the Participant’s heirs or estate. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require. The Company shall not be required to issue fractional shares of Common Stock upon settlement of the PSUs.
(b)To the extent permitted by Section 409A of the Code, the Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following: (i) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (ii) compliance with any requests for representations; and (iii) receipt of proof satisfactory to the Company that a person seeking such shares on the Participant’s behalf upon the Participant’s Disability (if necessary), or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized.
6.Participant’s Rights with Respect to the PSUs.
(a)Restrictions on Transferability. Except as provided in Section 11.1 of the Plan, the PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than with the consent of the Company or by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death.
(b)No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company with respect to any shares of Common Stock corresponding to the PSUs granted hereby unless and until shares of Common Stock are issued to the Participant.
(c)No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries (regardless of whether such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan).
(d)No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the PSUs, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the PSUs is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.
7.Miscellaneous.
(a)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.
(b)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, for the avoidance of doubt, in the case of the Company, subject to Section 4.4 and Article IX of the Plan.
(c)Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery. All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after mailing.
(d)Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on the PSUs as determined in the discretion of the Committee, except as provided in the Plan, or with the consent of the Participant. This Agreement may not be amended, modified or supplemented orally.
(e)Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(f)Tax Withholding; Section 409A.
(i)The Company shall have the right and power to deduct from all amounts paid to the Participant in cash or shares (whether under the Plan or otherwise) or to require the Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) up to the maximum statutory withholding rate imposed by federal, state or local or foreign tax laws with respect to the PSUs. No shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such PSUs. To the extent permitted by Section 409A of the Code, the Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Participant may elect to tender shares of Common Stock (including shares of Common Stock issuable in respect of the PSUs) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).
(ii)It is intended that the provisions of this Agreement comply with Section 409A of the Code or an exemption thereunder to the extent applicable, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law.
(g)Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
(h)Employee Data Privacy. By signing this Agreement, including by way of electronic acceptance of this Agreement by means acceptable to the Company, the Participant explicitly and unambiguously consents to the collection, processing, and transfer (electronically or otherwise) of the Participant’s personal data as described in this Agreement by and among, as applicable, the Company, Subsidiaries, the Participant’s employer (the “Employer”), and any third parties as necessary, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Moreover, the Participant explicitly acknowledges and agrees that the Company and the Employer may hold certain personal information about the Participant (including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, employment status, tax identification number, passport or other identification number, salary, nationality, job title, any Stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Participant’s favor, and data for tax withholding purposes) for the purposes of implementing, administering and managing the Plan (“Data”). The Participant understands that Data will be transferred to third parties assisting the Company with the implementation, administration and management of the Plan. The Participant expressly authorizes such transfer to and processing by third parties. Furthermore, the Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant explicitly consents to the transfer of the Participant’s personal data to countries other than the Participant’s country of employment. The Company will take reasonable measures to keep the Participant’s personal data private, confidential, and accurate. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant further understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources contact, may obtain details with respect to the collection, storage, processing and transfer of Data in relation to the Plan participation, may also request access to and updates of such Data, if needed, by contacting the Participant’s local Human Resources contact, and may refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources contact. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.
(i)Consent to Electronic Delivery. By entering into this Agreement and accepting the PSUs, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the PSUs through the Company’s web site or other modes of electronic delivery.
(j)Severability. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
(k)Further Assurances. The Participant agrees to use his or her reasonable and diligent best efforts to proceed promptly with the transactions contemplated in this Agreement, to fulfill the conditions precedent for the Participant’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement.
(l)Investigations. Notwithstanding anything in this Agreement to the contrary, including Section 4 of this Agreement, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(m)Provisions Relating to California Participants. Notwithstanding any provisions in this Agreement, the PSUs shall also be subject to the special terms and conditions set forth in the California Addendum attached as Appendix A to this Agreement if the Participant is employed and/or resides in California or if the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law. The California Addendum attached hereto as Appendix A constitutes part of this Agreement.

(n)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the Amendment Date.

HERTZ GLOBAL HOLDINGS, INC.

By: /s/ Eric Leef
Name: Eric Leef
Title: EVP and CHRO

PARTICIPANT

/s/ Scott Haralson
Scott Haralson

Exhibit A
Performance Vesting Terms
Grant Date: June 17, 2024
Total number of Performance Stock Units granted pursuant to this Agreement: 1,143,293.00
Performance vests as follows when the 90-day weighted average closing price of the Company’s common stock exceeds the applicable price set forth below; provided, that PSUs do not vest prior to June 17, 2029 shall be forfeited in their entirety.

Tranche	Regular Vesting – Company Stock Price Metric
20% of the PSU award	$10.00
20% of the PSU award	$12.50
20% of the PSU award	$15.00
20% of the PSU award	$17.50
20% of the PSU award	$20.00

Upon a Good Leaver Termination, any PSUs that have time vested (after giving effect to any accelerated vesting that applies on such Good Leaver Termination) but not performance vested remain outstanding and eligible to vest for 12 months following such Good Leaver Termination. PSUs that have not fully vested will be forfeited upon any other termination not expressly described in this paragraph.
For the sake of clarity, the number of PSUs that are deemed to be fully vested on any determination date is equal to AxBxC, where “A” is the total number of PSUs granted hereunder, “B” is the percentage of PSUs that have performance vested and “C” is the percentage of PSUs that have time vested.
Vesting Examples: If a Performance Goal is achieved on or after the Grant Date, but prior to June 17, 2029, the Vesting Eligible Performance Stock Units will be subject to a catch-up right as of the next regularly scheduled Vesting Date after the performance target is met. For example:
In the event Executive receives an award of 500,000 PSUs.

Example 1: Assume the Company achieves the $10.00 Stock Price Metric on the first anniversary of the Participant’s Grant Date. In the case that, 20% of the PSUs (100,000 shares) would have performance vested and 33.33% of the PSUs that have performance vested would also have time vested. Accordingly, 33,333

PSUs (i.e. 500,000 PSUs x 20% x 33.33%) would be fully vested as of such date. Subject to Participant’s continued employment with the Company, an additional 33,333 of the PSUs would time vest on each of the next 2 anniversaries of the Grant Date even if the Company’s stock price declines to less than $10.00.
Example 2: Assume the same facts as Example 1 and that the Company achieves the $12.50 Stock Price Metric on the second anniversary of the Grant Date. In that case, 40% of the PSUs (200,000 shares) would have performance vested and 66.66% of the PSUs that have performance vested would also have time vested. Accordingly, 133,333 PSUs (i.e. 500,000 PSUs x 40% x 66.66%) would be fully vested as of such date.
Subject to Participant’s continued employment with the Company, an additional 66,667 of the PSUs would time vest on the next anniversary of the Grant Date even if the Company’s stock price declines to less than
$12.50.

APPENDIX A TO
AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT CALIFORNIA ADDENDUM
Additional Terms and Conditions for PSUs Granted Under the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan
Terms and Conditions

This Addendum includes additional terms and conditions that govern the PSUs granted to you under the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (referred to as the “Plan”) if you are employed and/or reside in California or if the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or your award agreement (the “Agreement”) that relates to your PSUs. By accepting your PSUs, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your PSUs.

Forfeiture for Competition. For purposes of Section 4(a) of the Agreement, “Wrongful Conduct” shall mean you directly or indirectly, disclose or misuse any confidential information of the Company or any of its Affiliates.
Employee Data Privacy. The following sentence is added to the end of Section 7(h) of the Agreement to read as follows:

“If the Participant is a California resident, the Participant should refer to the Company’s California Consumer Privacy Act Notice for more information about the personal information the Company collects about the Participant and the purposes for which the Company will use such data.”